Exhibit 10.6

13024 Ballantyne Corporate Place
Harris Building Suite 900
Charlotte, NC 28277
(704) 554-1421

February 9, 2012

Mr. Michael A. Warehime

1250 York Street

Hanover, PA 17331

Re: Equity Compensation

Pursuant to the Agreement and Plan of Merger dated as of July 21, 2010, as amended, among Lance, Inc., Lima Merger Corp. and Snyder’s of Hanover, Inc., your compensation for serving as Chairman of the Board has been set for 2012.

The above Agreement provides for “an annual incentive target at 150% of annual remuneration as determined consistent with the annual incentive for the Chief Executive Officer and the President.”

The purpose of this letter is to confirm the amendments to your annual incentive for 2012 that have been agreed upon. Your Incentive Target will be 100% of annual remuneration under the Snyder’s-Lance, Inc. Annual Performance Incentive Plan for Officers for 2012.

In addition, you will receive $165,000 of restricted stock and $165,000 of nonqualified stock options to be granted at the same time and on the same terms and conditions as grants of restricted stock and nonqualified stock options under the Snyder’s-Lance, Inc. Long Term Performance Incentive Plan for Officers and Key Managers for 2012, except that such shares of restricted stock and such nonqualified stock options will vest one year after the date of grant but only to the extent of the attainment of the Performance Goals under the Snyder’s-Lance, Inc. Annual Performance Incentive Plan for Officers for 2012. Any shares of restricted stock or nonqualified stock options that do not so vest shall be forfeited. Vested shares and options will be rounded to the closest full number of shares or options. In the event that the Performance Goals attainment with respect to the amounts designated for restricted stock and nonqualified stock options is more than 100%, such amount will be paid in cash.

Very truly yours,

David V. Singer
Chief Executive Officer